Exhibit 4.10

NEITHER THIS WARRANT, NOR THE SHARES FOR WHICH IT IS EXERCISABLE, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS, AND NO SALE, TRANSFER OR ASSIGNMENT OF THIS WARRANT OR THE SHARES ISSUABLE UPON ITS EXERCISE MAY BE MADE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS OR A VALID EXEMPTION FROM SUCH REGISTRATION.

SERIES III WARRANT

For Purchase of Shares of Common Stock

of

PRECISION THERAPEUTICS, INC.

April 28, 2000

This certifies that, for value received, [Investor Name] is entitled, upon the due exercise hereof at any time during the period commencing on the date hereof and terminating at 5:00 P. M., E.S.T., on April 27, 2010 (the “Exercise Period”), to purchase from Precision Therapeutics, Inc., a Pennsylvania corporation (the “Company”), [Number of Exercise Shares] shares of Common Stock, without par value (the “Shares”), of the Company upon presentation and surrender of this Warrant, together with a completed and executed Election to Purchase in the form annexed hereto, at the principal office of the Company or at such other office as shall have been designated by the Company by notice pursuant hereto, and upon payment to the Company of an amount equal to $1.00 for each Share acquired pursuant to such exercise, by cash, certified check or other immediately available funds. The amount per Share specified above, as adjusted from time to time pursuant to the provisions hereof, is herein called the “Purchase Price.”

The Warrant is subject to the following terms and conditions:

1. Exercise of Warrant. The purchase rights represented by this Warrant may be exercised by the holder hereof, as to some or all of the Shares covered hereby at any time or from time to time during the Exercise Period. Certificates for all Shares purchased upon exercise of this Warrant shall be delivered to the holder hereof or his transferee within a reasonable time (not exceeding 30 days) after this Warrant shall have been exercised as set forth herein. In case of the purchase of less than all the Shares purchasable under the Warrant, the Company shall cancel this Warrant and shall execute and deliver another Warrant of like tenor for the balance of the Shares which may be purchased hereunder.

2. Taxes. The issuance of any Share upon the exercise of this Warrant shall be made without charge to the registered holder hereof for any tax (other than income tax) in respect of the issuance of such Shares. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any Share in a name other than that of the registered holder of this Warrant, and the Company shall not be required to issue or deliver any such Share unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

3. Warrant Register. The Company shall at all times while any portion of this Warrant remains outstanding and exercisable keep and maintain at its principal office a register in which the registration, transfer and exchange of this Warrant shall be provided for. The Company shall not at any time, except upon the dissolution, liquidation or winding up of the Company, close such register so as to prevent or delay the exercise or transfer of this Warrant.

4. Transfer. This Warrant is subject to the transfer restrictions set forth on the face hereof and in the Shareholder Agreement dated as of April 11,1996, as amended, by and among the Company and its Shareholders. Upon any transfer of this Warrant and upon surrender of this Warrant at the principal office of the Company, the Company will make and deliver a new Warrant or Warrants, of like tenor, registered in the name of the registered holder hereof and/or his or its assignee, as such registered holder shall direct. Absent any such transfer, the Company may deem and treat the registered holder of this Warrant at any time as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

5. Exchange. This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the principal office of the Company, for new Warrants in such denominations as the holder shall designate at the time of surrender for exchange, of like tenor and date representing in the aggregate the right to subscribe for and purchase the number of Shares which may be subscribed for and purchased hereunder.

6. Covenants of the Company. The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and all taxes, liens and charges with respect to the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company further covenants and agrees that during the Exercise Period, the Company will at all times have authorized and reserved, free from preemptive rights, a sufficient number of Shares to provide for the exercise in full of the rights represented by this Warrant. The Company will not through any reorganization, reclassification, consolidation, merger, sale of assets, dissolution, issue or sale of securities or other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith carry out all such terms and take all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant.

7. Adjustments.

(a) If outstanding Shares shall be subdivided into a greater number thereof or a dividend in Shares shall be paid in respect of the Shares, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced, and, conversely, if outstanding Shares shall be combined into a smaller number thereof, the Purchase Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination be proportionately increased.

(b) If there shall occur any capital reorganization or reclassification of the Shares (other than a subdivision or combination as provided for in subparagraph (a) above), or any consolidation or merger of the Company with or into another entity or any sale of all, or substantially all, of the property, assets, business and good will of the Company as an entity, then, as part of any such reorganization, reclassification, consolidation, merger or sale, as the case may be, lawful provision shall be made so that the holder of this Warrant shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares or other securities or property which said registered owner would have been entitled to receive if, on the record date, if any, for and immediately prior to any such reorganization, reclassification, consolidation, merger or sale, as the case may be, said registered owner had held the number of Shares which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment shall be made by the Company or any successor entity, which thereafter shall be deemed to be the Company for purposes of this Warrant, in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holder of this Warrant such that the provisions set forth herein (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares or other securities or property thereafter deliverable upon the exercise of this Warrant.

(c) If the Company shall at any time issue or sell any Shares of its Common Stock (other than (A) upon conversion of the Company’s shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, or (B) pursuant to the exercise of options to purchase Shares granted to employees, officers or directors of the Company pursuant to stock option agreements, stock option plans or management incentive plans adopted by the Board of Directors of the Company) for a consideration per share (the “New Price”) less than the Purchase Price in effect immediately prior to such issuance or sale, then upon such issuance or sale, the Purchase Price shall be reduced to a price equal to the New Price.

(d) If the Company shall issue (whether directly or by assumption in a merger or otherwise) or sell any security, obligation, option, warrant or other right which directly or indirectly may be converted into, exchanged for or satisfied in Shares (collectively the “Convertible Securities”), whether or not the rights to convert thereunder are immediately exercisable, and the price per share for which Shares are issuable upon such conversion (determined by dividing (A) the total amount received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon the conversion thereof, by (B) the total maximum number of Shares issuable upon the conversion of all such Convertible Securities) shall be less than the Purchase Price in effect immediately prior to such issuance or sale, then the total maximum number of Shares issuable upon conversion of all such Convertible Securities shall (as at the date of the issuance or sale of such Convertible Securities) be deemed to be outstanding and to have been issued (for purposes of Section 7(c) hereof) for such price per share, provided that (1) no further adjustments of the Purchase Price shall be made upon the issuance of such Shares upon conversion of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Purchase Price have been or are to be made pursuant to other provisions of this Section 7, no further adjustment of the Purchase Price shall be made by reason of such issuance or sale.

(e) If the purchase price provided for in any Convertible Securities, the additional consideration payable upon conversion of Convertible Securities, or the rate at which any Convertible Securities are convertible into Shares shall be decreased (other than pursuant to anti-dilution provisions), then upon the occurrence of any such events, the Purchase Price at the date of such event shall forthwith be readjusted to the Purchase Price which would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such option or right or the termination of any such right to convert such Convertible Securities, the Purchase Price then in effect hereunder shall forthwith be readjusted to the Purchase Price which would have been in effect at the time of such expiration or termination had such right, option or Convertible Security never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any Convertible Securities or the rate at which any Convertible Securities are convertible into Shares is adjusted pursuant to the application of the foregoing anti-dilution provisions, then upon the delivery of Shares upon the exercise of any such right or option or upon conversion of any such Convertible Security, the Purchase Price then in effect shall forthwith be decreased to such amount as would have been obtained had such right, option or Convertible Security never been issued and had adjustments been so delivered.

(f) If there shall be any adjustment as provided above in this Section 7, or if securities or property other than Shares shall become purchasable in lieu of Shares upon exercise of this Warrant, the Company shall promptly cause written notice thereof to be sent by registered mail, postage prepaid, to the registered holder of this Warrant at the address of such holder shown on the books of the Company, which notice shall be accompanied by a certificate of the chief financial officer of the Company setting forth in reasonable detail the basis for the holder’s becoming entitled to purchase such Shares and the number of Shares which may be purchased, or the facts requiring any such adjustment and number of Shares purchasable after such adjustment, or the kind and amount of any such securities or property so purchasable upon the exercise of this Warrant, as the case may be. At the request of the holder hereof and upon surrender of this Warrant, the Company shall reissue this Warrant in a form conforming to such adjustments.

8. Fractional Shares. The Company shall not be required upon the exercise of any of the Warrants evidenced hereby to issue fractional Shares.

9. Holder’s Rights. This Warrant shall not entitle the holder hereof to any rights of a holder of Shares of the Company, except that should the Company, during the period in which this Warrant is exercisable, make a distribution in respect of the Shares payable otherwise than in cash out of earnings or earned surplus (computed in accordance with generally accepted accounting principles) or otherwise than in Shares or securities convertible into Shares, then, thereafter, the holder hereof, upon exercise of this Warrant, shall receive the number of Shares purchasable upon such exercise and, in addition and without further payment, the cash, stock or other securities and/or other property which the holder hereof would have received by way of distribution (otherwise than in cash out of such earnings or earned surplus or in Shares or securities convertible into Shares) in respect of the Shares as if, continuously since the date hereof, such holder (a) had been the record holder of the number of Shares then being purchased, and (b) had retained all such cash, stock and other securities (other than Shares or securities convertible into Shares) and/ or other property payable in respect of such Shares or in respect of any securities paid as dividends and originating directly or indirectly from such Shares.

10. Dissolution or Liquidation. In the event of any proposed dissolution or total liquidation of the Company, other than in connection with a consolidation, merger or sale of all or substantially all, of its property, assets, business and goodwill as an entirety, the Company shall cause written notice thereof to be sent by registered mail, postage prepaid, to the registered holder of this Warrant at the address of such holder shown on the books of the Company. Such notice shall be given not later than 30 days prior to any date fixed for the purpose of determining shareholders entitled to participate in any liquidating distribution.

11. Lost, Stolen, Mutilated or Destroyed Warrants. If this Warrant shall become lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnity or otherwise as it may in its discretion impose, issue a new warrant of like denomination, tenor, and date as the warrant so lost, stolen, mutilated or destroyed. Any such new warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed warrant shall be at any time enforceable by anyone.

12. Applicable Law. The validity, interpretation and performance of this Warrant shall be governed by the internal laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

13. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company and the holder hereof and shall be enforceable by any such holder.

WITNESS the due execution hereof.

ATTEST:	PRECISION THERAPEUTICS, INC.

/s/ Charles C. Cohen	By:	/s/ Paul L. Kornblith
Secretary	Paul L. Kornblith, President

[Corporate Seal]

EXHIBIT A

[Subscription Form to be Executed Upon Exercise of Warrant]

The undersigned registered holder or assignee of such registered holder of the within Warrant, hereby (1) subscribes for              Shares which the undersigned is entitled to purchase under the terms of the within Warrant, (2) makes the full cash payment called for by the within Warrant, and (3) directs that the Shares issuable upon exercise of said Warrant be issued as follows:

(Name)

(Address)

(Signature)

Date: _______________________

Series III Warrant

The series of warrants represented by this form are substantially identical in all material respects except as to the details below. Accordingly, pursuant to Instruction 2 to Item 601(b) of Regulation S-K, we have filed the form of warrant herewith.

Investor	Number of Exercise Shares
Berman, Sanford S.	8,750
Burns, Patricia J.	8,750
Burstin, David	3,500
Canfield, Thomas N.	10,500
Catz, Sheila C.	7,000
CEO Venture Fund III	157,500
Colker, James & Janice S. (held as Tenants by the Entireties)	26,250
Cousin Family Investment Association	8,750
Fisher, Chester G.	8,750
Future Fund, Inc	35,000
Griffin Group Partners, LP	1,400
Inserra, John J. and Diane W.	7,000
JW Associates	87,500
Killion, Dr. Bettina Weis	4,454
Kornblith, Nicholas	1,400
Kornblith, Paul L.	1,750
Lesnett, Scott A.	3,500
Mendlowitz, Harold	4,375
Newlin, William R.	22,750
Pennsylvania Growth Fund	8,750
Robinson, Stephen G.	8,750
Schuler, Robert J. and Rosemarie (JTWROS)	10,500
Sebastian, Sean D.S.	1,750
Shapira, David S.	17,500
Silver, Saul J.	8,750
Thorne, John R.	17,500
Weis, Alfred	4,454
Weis, Konrad M. and Gisela	157,500
Weis, Konrad M. and Gisela	8,591
Western Pennsylvania Adventure Capital Fund	17,500
Wolf, John M Jr.	17,500
Zlatkus, Lizabeth H.	3,500

PRECISION THERAPEUTICS, INC.

NOTICE OF ADJUSTMENT TO WARRANT PURCHASE PRICE

This Notice of Adjustment to Warrant Purchase Price is being delivered by Precision Therapeutics, Inc. (the “Company”) to the holders of its Series I Warrants, Series II Warrants and Series III Warrants (as defined below). The Company has entered into a Memorandum of Terms (the “Term Sheet”), pursuant to which the Company intends to offer and sell to a group of investors led by Birchmere Ventures II, L.P. up to $16,000,000 of a new series of preferred stock (the “New Offering”). A condition to the first closing (the “Closing”) of the New Offering under the Term Sheet is that the purchase price under the Company’s Series I Warrants, Series II Warrants and Series III Warrants be reduced to 2.4 cents ($0.024) per share.

THEREFORE, the Company, intending to be legally bound, hereby agrees as follows:

1. Definitions. As used herein, (i) “Series I Warrants” means those warrants to purchase shares of the Company’s common stock that were issued in connection with the Company’s Subordinated Convertible Notes in 1998, (ii) “Series II Warrants” means those warrants to purchase shares of the Company’s common stock that were issued in connection with the Company’s Series II Subordinated Convertible Notes in 1999, and (iii) “Series III Warrants” means those warrants to purchase shares of the Company’s common stock that were issued in connection with the Company’s Series III Subordinated Convertible Notes in 2000.

2. Reduction of Purchase Price; Condition Precedent. The per share Purchase Price (as such term is defined in each of the Series I, II and III Warrants) of the Series I, II and III Warrants is hereby reduced, as of the Closing, to 2.4 cents ($0.024); provided, however, that such reduction shall only be effective as of the Closing and, in the event that the Closing has not occurred on or prior to March 15, 2001, no such adjustment shall be made and this Notice of Adjustment to Warrant Purchase Price shall be null and void, ab initio.

3. Other Terms Unaffected. Except as specifically set forth herein, the Series I, II and III Warrants shall remain unchanged and in full force and effect.

December 21, 2000

PRECISION THERAPEUTICS, INC.

/s/ Paul L. Kornblith
Paul L. Kornblith, M.D.
President